[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS OF THE TYPE THAT WOULD LIKELY CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED.

Exhibit 10.21

AMENDED AND RESTATED CAPITAL EXPENDITURE AND EQUIPMENT AGREEMENT

THIS AMENDED AND RESTATED CAPITAL EXPENDITURE AND EQUIPMENT AGREEMENT (this “Agreement”) is made as of December 12, 2012 (the “Effective Date”) between

ACELRX PHARMACEUTICALS, INC.,

a corporation existing under the laws of the State of Delaware, located at
575Chesapeake Drive, Redwood City, California 94063 (“AcelRx”)PATHEON

- and -

PHARMACEUTICALS INC.,

a corporation existing under the laws of the State of Delaware, located at
2110 East Galbraith Road, Cincinnati, Ohio 45237-1625 (“Patheon”)

BACKGROUND

AcelRx and Patheon entered into a Manufacturing Services Agreement effective December 12, 2012 (the “MSA”) under which Patheon will perform certain commercial supply manufacturing services (the “Services”) related to AcelRx’s ARX-01 Tablets (the “Product”), which Product will be incorporated into products intended for commercial sale. For clarity, Patheon and AcelRx are parties to a Master Agreement for Pharmaceutical Development Services effective August 7, 2009, as amended (the “Patheon MA”), and Patheon’s corporate affiliate, Patheon Inc. (“Patheon Canada”) and AcelRx are parties to a Master Agreement for Pharmaceutical Development Services effective October 28, 2009, as amended (the “Patheon Canada MA”), and Patheon and Patheon Canada have and/or are performing clinical trial manufacturing services related to the Product for AcelRx under these existing agreements. In order for Patheon to perform the Services, certain capital expenditures will be required for the purchase and installation of capital equipment and facility modifications at Patheon’s facility located at 2110 East Galbraith Road, Cincinnati, Ohio 45237-1625 (the “Facility”). Other capital equipment owned by AcelRx and located at Patheon Canada’s manufacturing facilities in Ontario will need to be transferred to the Facility. The parties entered into a Capital Expenditure and Equipment Agreement dated May 25, 2011, that set out the parties’ understanding regarding the capital expenditures (the “Capital Agreement”). The parties intend that this Agreement will supersede the Capital Agreement and restate the parties’ agreement and undertakings regarding these capital expenditures.

AGREEMENT

NOW, THEREFORE, in consideration of the rights conferred and the obligations assumed herein, and intending to be legally bound, the parties hereby agree as follows:

1.         Definitions

“Dedicated Equipment” means the equipment listed in Schedule A, which equipment is to be used by Patheon solely to perform manufacturing services for AcelRx under the Patheon MA, the Patheon Canada MA, or the MSA, and for no other purpose.

“Facility Modifications” means the modifications to the Facility and all related engineering and Facility qualification costs that are listed in Schedule B.

“Project” means the activities to be performed under this Agreement with respect to the purchase, modification, transfer, testing, and qualification of Dedicated Equipment and the performance of Facility Modifications.

2.         Performance of the Project

Patheon will perform the Project in compliance with the terms and conditions of this Agreement, AcelRx’s instructions, and all applicable laws and regulations. Patheon will perform the Project in accordance with the timeline that will be established by the combined Patheon-AcelRx Project team. This timeline may be modified by mutual agreement of the parties.

With respect to the Dedicated Equipment that will be transferred from Patheon Canada’s facilities to the Facility, AcelRx will be responsible for the packaging and transport of the Dedicated Equipment to the Facility. Patheon Canada will allow and support access to the Dedicated Equipment by the AcelRx packaging/transport contractor(s). AcelRx will bear the risk of loss of or damage to the Dedicated Equipment during transit to the Facility, and will obtain insurance covering such risk of loss or damage while in transit. AcelRx will be responsible for obtaining appropriate import and related documentation for the transport of the Dedicated Equipment. Once delivered to the Facility, Patheon will be responsible for the installation of the Dedicated Equipment and for any risk of damage thereof.

3.         Expenditures and Payment

(a)       The estimated cost for the purchase and, as applicable, transfer of the Dedicated Equipment for use to perform the Services is set forth in Schedule A. AcelRx will agree on the specific Dedicated Equipment to be purchased by Patheon and will agree on the actual purchase price for such equipment prior to Patheon purchasing such equipment. Notwithstanding any other provisions of this Agreement, and provided that AcelRx agrees on the purchase price for the applicable Dedicated Equipment, the individual amount of each item on Schedule A may be increased or decreased to reflect Patheon’s actual cost, but the aggregate amount contributed by AcelRx for the Dedicated Equipment will not exceed $[*] (the “Dedicated Equipment Cap”) unless there are further modifications or changes in the processes or requirements for the Services or if the assumptions underlying the estimated costs change. If this occurs, the parties will agree on revised cost estimates and a revised maximum aggregate amount to be contributed by AcelRx. At AcelRx’s option, AcelRx may purchase some or all of the Dedicated Equipment directly and arrange to have it delivered to the Facility rather than have Patheon purchase the Dedicated Equipment on AcelRx’s behalf, in which case the applicable amounts specified in Schedule A for the purchase of such Dedicated Equipment will be deducted from the Dedicated Equipment Cap and will not be payable to Patheon. Upon completion of the project, Patheon will give AcelRx a final Schedule A with the actual costs for each item.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)       The estimated cost for making the Facility Modifications (including related engineering and Facility qualification costs) is set forth in Schedule B. Notwithstanding any other provisions of this Agreement, the individual amount of each item on Schedule B may be increased or decreased to reflect Patheon’s actual cost, but the aggregate amount contributed by AcelRx for the Phase I and Phase II Facility Modifications will not exceed $[*] unless there are further modifications or changes in the processes or requirements for the Services or if the assumptions underlying the estimated costs change. If this occurs, the parties will agree on revised cost estimates and a revised maximum aggregate amount to be contributed by AcelRx. Upon completion of the project, Patheon will give AcelRx a final Schedule B with the actual costs for each item. Any reimbursement to AcelRx for the cost of Facility Modifications will be discussed by the parties and, if agreed to, will be addressed in the MSA. For clarity, except as set forth in Section 8(d), nothing in this Agreement obliges Patheon to agree to reimburse AcelRx for the cost of the Facility Modifications.

(c)       Subject to the limitations set forth in this Section 3, AcelRx hereby directs Patheon to incur, on its behalf, pre-approved direct out-of-pocket costs for the Dedicated Equipment and the Facility Modifications as set forth in Schedule A and Schedule B, respectively. Patheon will give AcelRx copies of third party invoices for these items (where applicable) within 30 days after Patheon’s receipt thereof and will issue its invoice to AcelRx. AcelRx will pay all amounts owing to Patheon within 30 days of the date of the Patheon invoice to enable Patheon to pay all amounts owed under the third party invoices

4.         Patheon Use of Facility Modifications and Dedicated Equipment

(a)       Patheon may use the Facility Modifications to manufacture third party products but AcelRx Product will have priority over any third party product. Patheon will not use the Facility Modifications to manufacture OEL Category 4 drugs and will follow its internal SOPs to prevent cross-contamination and to ensure proper cleaning of the Facility Modifications after use on third party products. Patheon will pay the following fees to AcelRx for third party use of the Facilities Modifications during the term of this Agreement:

•         $[*] for commercial product manufactured

•         $[*] for Development work

The use fees will include all development and commercial batches manufactured by Patheon, will be calculated by Patheon as of December 121 of each Year, and will be paid to AcelRx by February 15 of the following Year. The total use fees paid during the term of the Agreement will not exceed the total investment paid by AcelRx for the Facilities Modifications ($[*]).

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)      Patheon may only use the Dedicated Equipment to manufacture the Product for AcelRx and not for the manufacture of any other products. Patheon will operate and use the Dedicated Equipment in accordance with its SOPs and the instructions set forth in the applicable equipment operation manual, if any, provided by the manufacturer of the Dedicated Equipment and delivered to Patheon.

(c)       In no event shall AcelRx be liable for any use of the Facility Modifications by Patheon. Patheon agrees to indemnify and hold AcelRx and its affiliates, officers, directors, employees and agents harmless from and against all costs (including reasonable attorneys’ fees), losses, liabilities, damages, and expenses of any kind arising from (i) the Modified Facility, or (ii) the negligence or misconduct of Patheon, Patheon’s affiliates, or their respective personnel with respect to their use of the Dedicated Equipment.

5.         Maintenance of Dedicated Equipment and Facility Modifications

(a)      Patheon will at its expense perform routine repairs, preventive maintenance, and calibration on the Dedicated Equipment owned by AcelRx. Patheon will have an annual aggregate limit on these costs of $[*] but this limit will not apply if Patheon has been negligent in performing the repairs, maintenance and calibration. Repair, maintenance, and calibration costs, including the cost of spare part purchases or equipment upgrades requested by AcelRx that exceed this annual aggregate limit (other than the costs that result from Patheon’s negligence, which costs will be borne by Patheon) will be invoiced to AcelRx at Patheon’s actual cost.

(b)       Patheon will, at its expense, perform routine repairs, preventive maintenance, calibration and air monitoring per Patheon’s SOPs with respect to the Facility Modifications.

(c)        Upon prior mutual agreement between the parties on a suitable date for an inspection, Patheon will give AcelRx reasonable access during normal working hours for the inspection of the Dedicated Equipment owned by AcelRx.

(d)       Patheon will (i) keep the Dedicated Equipment free from encumbrances, liens, and interests of third parties, (ii) take all necessary care to prevent any damage, loss or theft to the Dedicated Equipment, and (iii) clearly identify all Dedicated Equipment in the Modified Facilities (e.g., by labelling such equipment) and in its books as belonging to AcelRx.

(e)        Patheon will promptly notify AcelRx if any accident, loss of or damage occurs to the Dedicated Equipment and Facility Modifications but the notification will be no later than two business days after the occurrence.

6.         Title and Risk of Loss of the Equipment and Facility Improvements

The Dedicated Equipment will be owned by AcelRx, which will be the sole legal and beneficial owner thereof. The Facility Modifications will be owned by Patheon, which will be the sole legal and beneficial owner thereof. Patheon will at all times keep the Dedicated Equipment and the Facility Modifications insured against loss, damage or destruction at the replacement cost with inflation adjustment, and Patheon will replace any of these items that are lost, damaged or destroyed. Patheon will name AcelRx as an additional insured on any insurance policy or endorsement that covers the Dedicated Equipment owned by AcelRx, and will provide proof of such insurance to AcelRx upon request.

7.         Fees

OVERHEAD FEE

Due to the uniqueness of AcelRx’s process and package, significant dedicated space is necessary at the Facility and a minimum return on this space is required. Commencing in 2013 and, in each Year thereafter during the term of the MSA, an annual “Overhead Fee” will be charged to AcelRx. The Overhead Fee will be $200,000 per Year, but will be prorated based on the aggregate revenues recorded by Patheon from AcelRx under both the Development Agreement and the MSA for all services performed by Patheon for any and all AcelRx products (such as the products referred to as ARX-02, ARX-03, and ARX-04, as well as any other future products that AcelRx may develop), including the Product (collectively, “Patheon Revenues”) in the prior Year, such that if Patheon recorded at least $[*] in Patheon Revenues in the prior Year, no Overhead Fee will be payable for such Year, but if Patheon recorded less than $[*] in Patheon Revenues in the prior Year, the Overhead Fee payable in such Year shall be pro-rated such that the actual Overhead Fee payable by AcelRx will be equal to $200,000 multiplied by a percentage equal to the percentage that the amount of Patheon Revenues recorded in the prior Year represents of $[*]. For example, if the Patheon Revenues recorded are greater than $[*] in 2012, no Overhead Fee will be due for the Year 2013. If Patheon Revenues recorded in 2012 are equal to $[*], then the Overhead Fee payable by AcelRx for 2013 will be equal to [*]of $200,000, or $[*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If an Overhead Fee is payable for a particular Year, it will be divided into four equal installments, with each installment paid on the last day of each calendar quarter. For example, if the Overhead Fee for 2013 is equal to $[*], AcelRx will pay the first installment of $[*] to Patheon by March 31, 2013, and each subsequent $[*] installment by June 30, September 30, and December 121, 2013, respectively. There will be no Overhead Fee payable for any Year where the total Patheon Revenues recorded in the prior Year exceed $[*]. Patheon acknowledges and agrees that the Overhead Fee is intended to, and does, cover all dedicated space at the Facility for the Product included in the scopes of Phase I and Phase II Manufacturing as outlined on Schedule B. If Patheon is selected to perform Finished Product Packaging, an additional Overhead Fee will be considered by the parties if this packaging cannot be accomplished within the dedicated space covered above.

FACILITY FEES

A.        Phase I Facility Fee

AcelRx will pay to Patheon a “Phase I Facility Fee” in the amount of $480,000 to offset taxes incurred and paid by Patheon for Facility Modifications made to the Facility pursuant to this Agreement shown as Phase I on Schedule B in the amount of $1,098,537. Upon execution of this Agreement, AcelRx will pay to Patheon $[*] of the Phase I Facility Fee. The remaining $[*] of the Phase I Facility Fee will be made in five equal quarterly installments of $[*] each, with the first installment payable on October 1, 2012 and the last installment payable on October 1, 2013.

Patheon will reimburse AcelRx for the Phase I Facility Fee paid by AcelRx hereunder over a three-year period, commencing in the Year in which the Application for Marketing Authorization is approved by the FDA. The Phase I Facility Fee reimbursement will be made by Patheon in [*] equal quarterly installments of $[*], with the first installment payable on the first day of the calendar quarter following the date of FDA approval of the Application for Marketing Authorization. For example, if the Application for Marketing Authorization is approved by the FDA on September 15, 2015, Patheon will pay to AcelRx $[*] on October 1, 2015 and an additional $[*] on the first day of each subsequent calendar quarter thereafter until the entire amount of the Phase I Facility Fee has been reimbursed to AcelRx.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B.         Phase II Facility Fee

The parties are currently in discussions regarding additional facility modifications that will be required to support Phase II Manufacturing. Once the parties have reached agreement regarding the scope and cost of these additional facility modifications, Schedule B and Section 3(b) of this Agreement will be modified to reflect the new capital amounts. The parties have agreed that AcelRx will pay to Patheon a “Phase II Facility Fee” to offset taxes owed by Patheon for these additional facility modifications. The Phase II Facility Fee will be equal to the cost of the facility modifications for Phase II multiplied by Patheon’s effective tax rate, but will be prorated based on cumulative Patheon Revenues starting in 2013 as described herein, and will only be payable by AcelRx until such time as the cumulative Patheon Revenues recorded starting in 2013 have reached $[*]. The Phase II Facility Fee will be divided into eight equal quarterly installments and will be paid in arrears so that no installment of the Phase II Facility Fee will be paid until the first day of the calendar quarter commencing after the date on which all facility modifications required under the Phase II capital expenditure have been completed. For example, if all facility modifications required under the Phase II capital expenditure are completed during May 2014, AcelRx will make its first installment payment of the Phase II Facility Fee on July 1, 2014, and would make seven additional quarterly payments with the final payment due July 1, 2016, assuming that Patheon Revenues from AcelRx have not reached the $[*] threshold.

As noted above, the Phase II Facility Fee will be prorated based on cumulative Patheon Revenues of $[*] starting from January 1, 2013. The actual installment amount of the Phase II Facility Fee due for each calendar quarter will be determined based on the cumulative Patheon Revenues recorded from January 1, 2013 as a percentage of $[*]. For clarification, if the cumulative Patheon Revenues recorded up through the first Phase II Facility Fee installment payment are equal to or greater than $[*], no installment payment will be due by AcelRx. If the cumulative Patheon Revenues recorded up through the first Phase II Facility Fee installment payment are less than $[*], the first installment payment of the Phase II Facility Fee due by AcelRx will be equal to one eighth of the Phase II facility fee multiplied by the Patheon Revenues recorded after January 1, 2013 as a percentage of the $[*] per calendar quarter target.

The parties agree that Patheon will reimburse AcelRx for the full amount of the Phase II Facility Fee paid by AcelRx once the cumulative Patheon Revenues recorded on or after January 1, 2013 have reached $[*], regardless of whether at least $[*] of Patheon Revenues were recorded in each calendar quarter. Patheon will, within 30 days after the first day of the applicable calendar quarter, reimburse AcelRx for any installment amounts of the Phase II Facility Fee that have been paid by AcelRx in prior calendar quarters based on a quarterly true-up of the installment amounts of the Phase II Facility Fee paid by AcelRx to date and the total cumulative Patheon Revenues recorded on or after January 1, 2013. Patheon will reimburse to AcelRx all Phase II Facility Fee amounts paid by AcelRx that have not been previously reimbursed by Patheon within 30 days after the cumulative Patheon Revenues recorded on or after January 1, 2013 have reached $[*], even if this cumulative amount is not recorded until after December 121, 2014.

Example of Phase II Facility Fee payment calculations

Example 1:

If the Phase II Facility Fee is equal to $[*], then the portion of the Phase II Facility Fee that could be payable by AcelRx for each calendar quarter is $[*]. If all Facility Modifications required under the Phase II capital expenditure are completed by February 1, 2013, then the first installment of the Phase II Facility Fee is payable on April 1, 2013. If Patheon has recorded $[*] in Patheon Revenues for the first calendar quarter of 2013, AcelRx will owe Patheon [*] of the $[*] installment for the first calendar quarter (i.e., $[*] is [*]% of $[*], so AcelRx owes [*] of the $[*] installment for a total payment of $[*]). If the cumulative Patheon Revenues recorded for 2013 are $[*] at the end of the second calendar quarter of 2013 (i.e., $[*] in Q1 2013 and $[*] in Q2 2013), AcelRx will not owe an installment of the Phase II Facility Fee on July 1, 2013, and instead, Patheon will reimburse to AcelRx the full amount of the first calendar quarter installment ($[*]) no later than 30 days after the first day of the second calendar quarter of 2013.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For further clarification, in this example if the cumulative Patheon Revenues recorded as of December 121, 2014 total $[*], AcelRx will have paid Patheon [*] of the Phase II Facility Fee (i.e., $[*] is [*] of $[*], so AcelRx will have paid [*] of $[*], for a total of $[*]) by January 1, 2015. AcelRx will not owe Patheon any further installments of the Phase II Facility Fee and, once Patheon has recorded additional Patheon Revenues of $[*] for a cumulative total of $[*], Patheon will reimburse to AcelRx the $[*] of the Phase II Facility Fee previously paid by AcelRx within 30 days after the date on which the cumulative Patheon Revenues recorded reach at least $[*].

Example 2:

Assuming the Phase II Facility Modifications are completed in May 2014 at a cost of $[*], Patheon’s effective tax rate is [*], and as of June 30, 2014 Patheon Revenues from AcelRx are $[*] (starting from January 1, 2013), AcelRx would pay Patheon a Facility Fee installment of $[*] ($[*] *[*] tax rate = $[*]). If in the following quarter, Patheon recognized $[*] in revenue, no installment payment would be due, and Patheon would Reimburse AcelRx for the first $[*] installment payment subject to the previous section.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For further clarification, assuming the Phase II Facility Modifications are completed in May 2014 and Patheon Revenues are $[*] as of June 30, 2014 (starting from January 1, 2013), AcelRx would never make a Facility Fee payment, as the $[*] threshold for Patheon Revenues has been met prior to the completion of the Phase II facility.

8.         Term; Termination; Effect of Termination on Future Funding

(a)       Term; Termination. This Agreement will commence on the Effective Date and, unless earlier terminated as set forth in this Section 8, will continue in effect until the expiration or termination of the MSA, including any extensions thereof. Either party at its sole option may terminate this Agreement upon written notice where the other party has failed to remedy a material breach of any of its obligations under this Agreement within 60 days following receipt of a written notice of the breach that expressly states in reasonable detail the nature of the breach. This Agreement will terminate automatically if the parties have not executed the MSA by December 121, 2012 unless this date is extended by written agreement of the parties. AcelRx will have the right, upon written notice to Patheon, to terminate the portion of the Project applicable to Dedicated Equipment at any time upon written notice to Patheon, in which event the Project will no longer cover the transfer or purchase of Dedicated Equipment and the provisions of Section 8(c) below will apply.

(b)       Effect of Termination on Future Funding. If this Agreement or the MSA is terminated, AcelRx’s obligation to further fund expenditures under this Agreement will cease upon Patheon’s receipt of the notice of termination of this Agreement or the MSA, except for the cost of non-cancelable commitments that are made by Patheon prior to receiving written notice of the termination, and for which AcelRx is responsible under Section 3 of this Agreement If this Agreement terminates automatically due to failure of the parties to enter into the MSA as set forth above in Section 8(a), AcelRx’s obligation to fund expenditures under this Agreement will cease as of the automatic termination date except for the cost of non-cancellable commitments that are made by Patheon under this Agreement prior to the automatic termination date. If this Agreement terminates, Patheon will use reasonable efforts to cancel or otherwise reduce the amount of non-cancellable commitments that have been made by Patheon under this Agreement prior to the termination date and for which AcelRx is responsible under Section 3 of this Agreement.

(c)      Return of Equipment; Option to Purchase Equipment. If this Agreement expires or is terminated for any reason, or if AcelRx elects to terminate the portion of the Project applicable to the purchase and transfer of Dedicated Equipment in accordance with Section 8(a), AcelRx will remove, or arrange to remove, from the Facility at its expense all Dedicated Equipment that is not purchased by Patheon as provided in this Section 8(c), and will repair or arrange to repair, at its reasonable expense, any damage to the Facility resulting from this removal. AcelRx may, at its sole option, offer to Patheon the option to purchase some or all of the Dedicated Equipment at its depreciated value under a five year straight line depreciation schedule from the date of the original Capital Agreement or 10% of the original purchase price, whichever is greater. If Patheon elects to purchase some or all of the Dedicated Equipment, it will pay AcelRx for the agreed upon purchase price of this equipment within 30 days of electing to purchase the equipment and, as of the date of AcelRx’s receipt of the payment, all right, title and interest in and to the purchased equipment will be vested in Patheon.

(d)       Refund of Facility Payments for Patheon Material Breach. If AcelRx terminates this Agreement for Patheon’s uncured material breach under Section 8(a), Patheon will refund to AcelRx, within 30 days after the date of such termination, the amounts paid by AcelRx to Patheon under this Agreement as set forth below. If AcelRx terminates this Agreement due to Patheon’s uncured material breach at any time, Patheon will reimburse AcelRx for 100% of all outstanding amounts paid by AcelRx for Facility Fees. Further, Patheon will reimburse AcelRx for the then current value of all Facility Modifications. The current value of Facility Modifications shall be calculated based on the total cost of the Facility Modification prorated on a monthly basis over a ten year life from the time of completion. For example, if AcelRx terminates this agreement due to Patheon’s uncured breach five years (60 months) after the September, 2011 completion date of the Phase I Facility Modifications and three years (36 months) after completion of the Phase II Facility Modifications, then Patheon would reimburse AcelRx for 50.0% of total Phase I cost [(120 - 60) / 120 = .500] and 70% of total Phase II cost [(120 - 36) / 120 = .700].

(e)        Survival. Sections 4(a), 4(c), 8(b), 8(c), 8(d), 8(e), 9(b), 9(i) and 98(j) will survive the expiration or termination of this Agreement for any reason.

9.         General

(a)        All monetary amounts are expressed in the lawful currency of the United States of America.

(b)        This Agreement will be construed and enforced in accordance with the laws of the State of Delaware (without regard to principles of conflicts of law).

(c)       This Agreement contains the entire understanding of the parties about the subject matter herein and supersedes all previous agreements (oral and written), negotiations and discussions. For clarity, this Agreement is a supplement to, and does not supersede, the Patheon MA. The Confidentiality Agreement between Patheon and AcelRx effective December 22, 2010 (the “CDA”) will govern with respect to all disclosures of Information (as such term is defined in the CDA) made by the parties hereunder. The parties agree that the Information exchanged by the parties hereunder may be used as necessary for conducting the activities under this Agreement in addition to use for the Purpose (as such term is defined in the CDA).

(d)        The parties may modify or amend the provisions hereof only by an instrument in writing duly executed by both of the parties.

(e)       Patheon may not assign or otherwise transfer its rights or obligations hereunder without the prior written consent of AcelRx, this consent not to be unreasonably withheld. AcelRx may assign or otherwise transfer its rights or obligations hereunder without approval from Patheon. But AcelRx will give Patheon prior written notice of any assignment, any assignee will covenant in writing with Patheon to be bound by the terms of this Agreement, and AcelRx will remain liable hereunder.

(f)        This Agreement may be signed by facsimile or in two counterparts, each of which when executed and delivered or transmitted, will be considered an original and both of which together will constitute one and the same instrument.

(g)        The “Background” section of this document is expressly incorporated into the Agreement.

(h)       The parties hereto are independent contractors, and nothing contained in this Agreement is intended, and will not be construed, to place the parties in the relationship of partners, principal and agent, employer/employee or joint venturer. Neither party will have any right, power or authority to bind or obligate the other, nor will either hold itself out as having such right, power or authority.

(i)        If any one or more provisions of this Agreement will be found to be illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby, provided the surviving agreement materially comports with the parties’ original intent. The parties will make a good faith effort to replace any such provision with a valid and enforceable one such that the objectives contemplated by the parties when entering this Agreement may be realized.

(j)         Waiver or forbearance by either party hereto of any of its rights under this Agreement or applicable law in any one or more instances must be in writing and signed by the waiving party and will not be deemed to constitute a waiver or forbearance of any other right or a further or continuing waiver of such rights.

[Signature page to follow]

IN WITNESS WHEREOF the duly authorized representatives of the parties have executed this Agreement.

AcelRx Pharmaceuticals, Inc.		Patheon Pharmaceuticals Inc.

By:	/s/ James Welch	By:	/s/ Stuart Grant
Name:	James Welch	Name:	Stuart Grant
Title:	Chief Financial Officer	Title:	Chief Financial Officer

SCHEDULE A

Dedicated Equipment		Investment	AcelRx Provided
[*]		—	X
[*]		—	X
[*]		—	X
[*]		—	X
[*]		—	X
[*]		—	X
[*]		—	X

Modifications to existing equipment and [*]	$	[*]
[*]	$	[*]
In process testing equipment	$	[*]
Equipment Containment Level Verification IH Study	$	[*]

Equipment Qualification Cost. This cost will be charged on a time and materials basis, and is estimated to be equal to [*]of the cost of all manufacturing equipment listed in this Schedule A, including equipment provided by AcelRx.

	$	[*]
[*] Design and Qualification Support (Excluding travel expenses to be billed separately)	$	[*]

Total Dedicated Equipment	$	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE B

Renovated space for process room and corridor with white zone finishes, Cat3B gowning, material airlock, CII Security	$[*]

Utility modifications: existing unit HVAC once thru air, THP monitoring, Compressed air piping, piped Chilled water, piped Purified water, piped city water, Portable Cat3b central vacuum, portable CAT3b dust collection, Misting shower, 230V and 110V power, bottled nitrogen

$[*]
Engineering Cost. This cost will be charged on a time and materials basis, and is estimated to be equal to [*] of the total cost of the first two line items in this table.	$[*]
Facility Qualification Cost. This cost will be charged on a time and materials basis, and is estimated to be equal to [*]of the total cost for the first two line items in this table.	$[*]
Contingency. This cost covers charges for items that have not yet been determined, and is estimated to be equal to [*] of the total cost for the first two line items in this table.	$[*]
[*] line Facility Support	$[*]
Total Phase I	$[*]

Phase II (estimated)	$[*]
[*] Facility Modifications
Mfg facility - 5-2 Phase 2
One additional process room, equipment wash, clean equipment room, Airlock modifications and security	$[*]
Utility modifications
HVAC unit, THP, Utilities (CA, Purified water, CQ, CV, dust collection, elec, and N2)	$[*]
Engineering Cost ([*])	$[*]
Qualification Cost ([*])	$[*]
Contingency ([*])	$[*]
Total Phase II	$[*]

Total Facility Modifications	$[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.